EXHIBIT 99.1

PRESS RELEASE DATED MAY 10, 2006

Brinx Resources, Ltd.

820 Piedra Vista Road NE, Albuquerque, NM 87123-1954

Corporate Office: 505.291.0158 ~ Fax: 505.291.0158

NEWS RELEASE	May 10, 2006

Brinx Resources Completes Private Placement

ALBUQUERQUE, NM - Brinx Resources Ltd. (OTCBB:BNXR) (the “Company” or “Brinx”) is pleased to announce the completion of a private placement in the amount US$239,980 on May 3, 2006. The Company has raised US$739,979 through private placements during the last 70 days.

In its May 3, 2006 private placement, the Company issued 184,600 restricted units to a foreign investor at the price of $1.30 per unit. Each unit is comprised of one common share and one common share purchase warrant exercisable at $1.80 per share within 24 months of issuance. The Company does not intend to file a registration statement with the Securities and Exchange Commission related to these units, thus the shares issued will be restricted under various regulatory provisions.

“We are extremely happy to close this phase of funding insofar as it allows our company the opportunity of strengthening its balance sheet through the drill bit,” said Leroy Halterman, President of Brinx Resources Ltd. "The commencement of drilling this month on both the Powell #2 well at Owl Creek in Oklahoma and the 10 well program at Palmetto Point in Mississippi are indicative of the forward momentum Brinx is generating.”

Along with its partner and project operator Ranken Energy Corporation, Brinx Resources has the potential to complete 25 additional wells on the Owl Creek Prospect after the completion of the Powell #2 well—the first offset development well to the Powell #1—which commenced on May 1, 2006. Brinx has a 70% working interest in the Owl Creek Prospect.

Additionally, drilling at Palmetto Point is expected to commence within the next week. The targets at Palmetto Point are primarily, but not exclusively, natural gas and the operator, Griffin and Griffin, has shot and analyzed extensive areas of 3D seismic and identified over 80 drill targets. Brinx has a 10% gross working and revenue interest in the 10-well drilling program at Palmetto Point.

About Brinx Resources

Brinx Resources is an expanding exploration company focused on developing North American oil and natural gas reserves. The Company's current focus is on the continued exploration and development of its land portfolio comprised of working interests in the Three Sand Project in McClain County, Oklahoma (70% interest), the Owl Creek Project in Noble County, Oklahoma (40% interest), and its newest interest in its Mississippi Prospect in Palmetto Point (10% interest). Brinx Resources is seeking to expand its portfolio to include additional interests North America.

Leroy Halterman C.P.G., R.P.G., LPG, President

The Company has no official gas or oil reserves at this time and may not have sufficient funding to thoroughly explore, drill or develop its properties. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessarily estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.

Contact:

For more information, contact:

250-Media
1-888-32-BRINX (27469)
WWW.BRINXRESOURCES.COM